SERVICES AGREEMENT

This SERVICES AGREEMENT, effective as of the 21st day of April, 2006, is by and between The Boston Phoenix Trust, a Massachusetts business trust having its principal place at 126 Brookline Avenue, Boston, Massachusetts ("Phoenix") and g8wave, Inc., a Delaware having its principal place of business at 126 Brookline Avenue, Boston, Massachusetts ("g8wave").

WITNESSETH THAT:

WHEREAS, Phoenix is engaged directly or indirectly through its affiliates in the business, among others, of providing interactive telephone communication systems and, in connection with such business, maintains a full staff of employees, facilities and equipment; and

WHEREAS, g8wave is in the business of providing mobile entertainment, marketing and revenue services; and

WHEREAS, g8wave desires to retain Phoenix to provide certain support services, personnel and equipment to g8wave until g8wave is able to develop such resources on its own;

NOW, THEREFORE, in consideration of the foregoing and of the promises contained herein, Phoenix and g8wave hereby agree as follows, effective as of the date of this Agreement:

1. Phoenix, so far as it is reasonably possible for it to do so consistent with its own needs, shall make available to g8wave during the term of this Agreement such support services, personnel and equipment of Phoenix as g8wave shall from time to time request to operate its business. Any such personnel shall be and remain employees of Phoenix, subject at all times to its exclusive direction and control.

2. g8wave agrees to pay Phoenix for the support services, personnel and equipment described above an amount equal to Eleven Thousand Dollars ($11,000) per month.

3. Phoenix shall furnish to g8wave as promptly as reasonably practical after the close of each month such reports and related information as g8wave shall reasonably request showing the services performed for, and the personnel and equipment provided to, g8wave for the immediately preceding calendar month. All invoices rendered to g8wave by Phoenix pursuant to Section 2 shall be due and payable within thirty (30) days after receipt by g8wave.

4. Phoenix acknowledges that g8wave is the sole owner of the trademarks and other intellectual property used by g8wave in connection with its business (collectively, the "g8wave Intellectual Property"), that Phoenix has no rights in the g8wave Intellectual Property anywhere in the world and that no license or other transfer of any rights with respect to the g8wave Intellectual Property is intended to be granted or made by the terms of this Agreement.

Phoenix agrees not to assert any rights in any of the g8wave Intellectual Property arising by reason of this Agreement or the use of any such g8wave Intellectual Property hereunder.

5. The term of this Agreement shall commence on the date hereof and end on the 31st day of December, 2006, continuing from year to year thereafter unless either party on or before the first day of December of any year gives the other party written notice of its intention to terminate this Agreement as of the close of business on December 31 of such year. Notwithstanding the foregoing, this Agreement may be terminated by either party upon not less than twenty (20) days prior written notice if the other party has committed a breach of any its material obligations hereunder. Upon any termination of this Agreement, Phoenix shall return to g8wave any property of g8wave in its possession and shall cease immediately using any of the g8wave Intellectual Property.

6. Phoenix will defend, indemnify and hold harmless g8wave, including its employees, officers and directors, from and against all loss, damages, costs and expenses (including reasonable attorneys' fees) incurred in connection with any suit, action or cause of action, demand or other claim made or threatened against g8wave or any such employee, officer or director arising out of any negligent acts or omissions of Phoenix.

7. g8wave will defend, indemnify and hold harmless Phoenix, including its employees, officers and directors, from and against all loss, damages, costs and expenses (including reasonable attorneys' fees) incurred in connection with any suit, action or cause of action, demand or other claim made or threatened against Phoenix or any such employee, officer or director arising out of any negligent acts or omissions of g8wave or any claim that Phoenix's use of the g8wave Intellectual Property in accordance with the terms of this Agreement infringes the rights of any third party.

8. Nothing contained herein shall be construed as creating a partnership or joint venture between the parties. Phoenix acknowledges that it is an independent contractor and not an agent of g8wave. Phoenix shall have no authority to conclude contracts on behalf of or to bind g8wave in any way, and agrees that at no time will it represent to any third party that it has such authority.

9. This Agreement shall not be assignable by either party hereto without the prior written consent of the other and, subject to such restriction, shall be binding upon and inure to the benefit of the parties hereto and there respective successors and assigns.

10. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to principles of conflicts of laws. This Agreement may be amended only by a writing signed by both parties hereto.

11. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been duly given on the day of service if served personally or by facsimile transmission with confirmation, or three (3) days following mailing by registered or certified mail, postage prepaid, return receipt requested, and addressed to a party

certified mail, postage prepaid, return receipt requested, and addressed to a party at its principal place of business specified above or at such other address as may be specified by either party in writing.

WITNESS the execution hereof as an instrument under seal as of the day and year first above written.

THE BOSTON PHOENIX TRUST

By: BPHX PUBLISHING LLC, Trustee

By: ______________________
Stephen M. Mindich, Member

g8WAVE, INC.

By: ______________________
Its: CEO

1514050.2